Exhibit 99.1

For Immediate Release:  Financial and Business Editor . . . February 20, 2004

The Bank Holdings Reports First Profitable Quarter

(Reno, NV) . . .. The Bank Holdings (Pink Sheets: NVDS), parent holding company of Nevada Security Bank, today announced record results for the quarter ended December 31, 2003, with net income of $90 thousand.  In addition, the company experienced record growth during 2003 with deposits rising approximately 120% to over $148 million, gross loans increasing over 230% to approximately $83 million, and total assets increasing to over $166 million from approximately $80 million at December 31, 2002.

On a quarterly basis, the unaudited consolidated loss reported for the nine months ended September 30, 2003 was $655 thousand and unaudited consolidated earnings for the quarter ended December 31, 2003 were $90 thousand. In the fourth quarter 2003, net interest income was $1.176 million, non interest income was $115 thousand and non interest expense was $1.200 million.  The Net Interest Margin for the quarter was 3.07%.  For the fourth quarter 2003, deposit growth was over $10 million, loan growth was slightly over $19 million, and total assets growth was $15 million.  The Loan Loss Reserve stood at $822 thousand at December 31, 2003.

The company’s unaudited consolidated loss of $565 thousand for the year ended December 31, 2003 is a substantial improvement over the audited $1.765 million loss reported for the prior twelve-month period ended December 31, 2002.

Holding company Chairman Hal Giomi said, “Nevada Security Bank’s commitment to build long-term business relationships with our clients and to maintain the highest level of personal service has contributed markedly to the outstanding growth of the Bank. We are very pleased with the performance of our Bank this past year.”

Giomi added, “As we move into 2004, we expect to improve our operating results with continued emphasis on growth in both deposit and loan activities. We believe our relationship-driven philosophy, managed by the experienced team of banking professionals assembled at Nevada Security Bank, will allow us to build further on our successes to date.”

A registration statement for 1.35 million shares of common stock of The Bank Holdings was deemed effective by the SEC on February 13, 2004.  The Bank Holdings has also submitted an application to list its common stock on the NASDAQ SmallCap Market with a proposed ticker symbol of TBHS.

About The Bank Holdings

The Bank Holdings is the holding company for Nevada Security Bank. The Bank was incorporated in February 2001 and opened for business on December 27, 2001 with initial capitalization of over $14 million. It currently has two branches, one operating in Incline Village and another in the South Meadows area of Reno. An approved branch office in the vicinity of Robb and Mae Ann Drive is scheduled to open in September 2004. The President of the Bank, David A. Funk, is a long-time banker and resident of the Reno area. The President of The Bank Holdings is Joseph Bourdeau, a long-time Incline Village banker with extensive business and civic ties in the Lake Tahoe area. Hal Giomi, Chairman and Chief Executive Officer of The Bank Holdings, has over 38 years banking experience, primarily in northern and central California.

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward-looking statements. Actual results may differ from those projected. These forward looking statements involve risks and uncertainties concerning the health of the national and Nevada economies, the Company’s abilities to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology and gain efficiencies therefrom, success of branch expansion, changes in interest rates, loan portfolio performance, and other factors detailed in the Company’s SEC filings.

FOR ADDITIONAL INFORMATION, CONTACT:

Hal Giomi, Chief Executive Officer

Or Jack Buchold, EVP/Chief Financial Officer

The Bank Holdings

Nevada Security Bank

P. O. Box 19579 (89511)

9990 Double R. Blvd.

Reno, Nevada  89521

Phone:  775-853-8600

FAX:    775-853-2056